Exhibit 23.2

The Board of Directors
SulphCo, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2005, with respect to the statements of operations, stockholders’ deficiency and cash flows of SulphCo, Inc. for the year ended December 31, 2004, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Mark Bailey & Company, Ltd.
Mark Bailey & Company, Ltd
Reno, Nevada

January 31, 2008